MACQUARIE INFRASTRUCTURE INCOME OPPORTUNITIES FUND

DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

July 17, 2026

WHEREAS, Macquarie Infrastructure Income Opportunities Fund (the “Company”) is a closed-end management investment company that intends to elect to be regulated as a business development company under the Investment Company Act of 1940, as amended (“1940 Act”);

WHEREAS, the Company intends to apply to the Securities and Exchange Commission (the “SEC”) for an exemptive order that would permit the Company to offer multiple classes of shares of beneficial interest of the Company (the “Shares”) with, among other things, asset-based distribution and/or service fees (the “Order”);

WHEREAS, if granted, reliance on the Order would require the Company to comply with the provisions of Rule 12b-1 under the 1940 Act as if it were an open-end management investment company;

WHEREAS, in anticipation of receipt of the Order, the Company desires to adopt a distribution and shareholder servicing plan pursuant to Rule 12b-1 under the 1940 Act with respect to the classes set forth on Appendix A hereto, as such Appendix may be amended from time to time (each, a “Class”); and

WHEREAS, the Company intends to employ Macquarie Capital (USA) Inc. (“MCUSA”) as the intermediary manager of the Shares of each Class of the Company;

NOW, THEREFORE, the Company, with respect to each Class, hereby adopts this Distribution and Shareholder Servicing Plan (the “Plan”) in accordance with Rule 12b-1 under the 1940 Act on the following terms and conditions:

1.
Distribution Fee and Shareholder Servicing Fee

Following receipt of the Order, the Company shall pay to MCUSA, in its capacity as the intermediary manager of the Company’s Shares, with respect to and at the expense of each Class listed on Appendix A, a fee for (i) distribution and sales support services (the “Distribution Fee”), as applicable, and/or (ii) shareholder services (the “Servicing Fee”), and each as more fully described below (together, the “Distribution and/or Servicing Fee”), such fee to be paid at the rate per annum of the aggregate net asset value (“NAV”) as of the beginning of the first calendar day of each applicable month of the Class specified with respect to such Class under the column “Distribution and/or Servicing Fee” on Appendix A. The Distribution Fee under the Plan will be used primarily to compensate MCUSA for such services provided in connection with the offering and sale of Shares of the applicable Class, and to reimburse MCUSA for related expenses incurred, including payments by MCUSA to compensate or reimburse brokers, other financial institutions or other industry professionals (collectively, “Selected Intermediaries”), for distribution and sales support services provided and related expenses incurred by such Selected Intermediaries, including compensation to employees of MCUSA; compensation to MCUSA, Selected Intermediaries and other qualifying financial intermediaries that engage in or support the distribution of Shares; expenses of MCUSA, Selected Intermediaries and such other qualifying financial intermediaries and entities, including overhead and telephone and other communication expenses; the printing and distribution of offering materials and shareholder reports other than for existing shareholders of the Company; and the preparation and distribution of sales literature and advertising materials. Payments of the Distribution Fee on behalf of a particular Class must be in consideration of services rendered for or on behalf of such Class. However, joint distribution or sales support financing with respect to the Shares of the Class (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of MCUSA) are permitted in accordance with applicable law. Payments of the Servicing Fee will be used to compensate MCUSA for personal services and/or the maintenance of shareholder accounts services provided to shareholders in the related Class and to reimburse MCUSA for related expenses incurred, including responding to inquiries from shareholders or their representatives requesting information regarding matters such as shareholder account or transaction status, NAV of Shares, performance, services, plans and options, investment policies, portfolio holdings, and distributions and taxation thereof; and dealing with complaints and correspondence of shareholders; compensating Selected Intermediaries, other qualifying financial intermediaries, other financial institutions or other industry professionals who service each Class’s shareholder accounts; and paying expenses of such Selected Intermediaries, other qualifying financial intermediaries, other financial institutions or other industry professionals, including overhead and telephone and other communications expenses. Payments of the Distribution and/or Servicing Fee may be made without regard to expenses actually incurred. In addition, this section does not preclude MCUSA or its affiliates from making additional payments outside of the Plan.

2.
Calculation and Payment of Fees

The amount of the Distribution and/or Servicing Fee payable with respect to each Class listed on Appendix A will be calculated at the rate per annum of the aggregate NAV as of the beginning of the first calendar day of each applicable month, payable monthly in arrears, at the applicable annual rates indicated on Appendix A. The Distribution and/or Servicing Fee will be calculated and paid separately for each Class. For purposes of determining the Distribution and/or Servicing Fee, NAV is calculated prior to any reduction for any fees and expenses, including, without limitation, the Distribution and/or Servicing Fee payable.

3.
Approval of the Plan

The Plan and any related agreements will become effective, as to any Class (including any Class not currently listed on Appendix A), upon their approval, or otherwise at such time as specified by the Board of Trustees. The Plan and any related agreements shall be approved by (a) a majority of the Company’s Board of Trustees, including a majority of the trustees of the Company (the “Trustees”) who are not “interested persons” (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (“Qualified Trustees”), pursuant to a vote cast in person or as otherwise permitted by the SEC or its staff at a meeting called for the purpose of voting on the approval of the Plan and such related agreements, and only if the Trustees who approve the implementation or continuation of the Plan have reached the conclusion required by Rule 12b‑1(e) under the 1940 Act and (b) with respect to Section 1 of the Plan only, if the Plan is adopted for a Class after any public offering of Shares of the Class or the sale of Shares of the Class to persons who are not affiliated persons of the Company, affiliated persons of such persons, promoters of the Company, or affiliated persons of such promoters, a majority of the outstanding voting securities (as defined in the 1940 Act) of such Class, or otherwise.

4.
Continuance of the Plan

The Plan, and any related agreements, will continue in effect with respect to a Class for one year from the date of effectiveness thereof, and from year to year thereafter indefinitely so long as such continuance is specifically approved at least annually by the Company’s Board of Trustees in the manner described in Section 3 above.

5.
Implementation

All agreements with any person relating to implementation of this Plan with respect to any Class shall be in writing, and any agreement related to this Plan with respect to any Class shall provide: (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Qualified Trustees or by a majority vote of the outstanding securities of the relevant Class, on not more than 60 days’ written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

For the purposes of this Agreement, the “affirmative vote of a majority of the outstanding shares” of the Company means the affirmative vote, at a duly called and held meeting of shareholders of the Company, (a) of the holders of 67% or more of the Shares of the Company present (in person or by proxy) and entitled to vote at the meeting, if the holders of more than 50% of the outstanding Shares of the Company entitled to vote at the meeting are present in person or by proxy or (b) of the holders of more than 50% of the outstanding Shares of the Company entitled to vote at the meeting, whichever is less. For the purposes of this Agreement, the terms “interested person” and “assignment” have their respective meanings defined in the 1940 Act, subject, however, to the rules and regulations promulgated under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff; and the term “approve at least annually” will be construed in a manner consistent with the 1940 Act and the rules and regulations promulgated under the 1940 Act and any applicable guidance or interpretation of the SEC or its staff.

6.
Termination

This Plan may be terminated at any time with respect to the Shares of any Class without penalty by approval of a majority of the Qualified Trustees, or by a majority vote of the outstanding securities of the relevant Class.

7.
Amendments

The Plan may not be amended with respect to any Class so as to increase materially the amount of the Distribution and/or Servicing Fee described in Section 1 above with respect to such Class unless such amendment is approved in the manner described in Section 3 above, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 3 above.

8.
Selection of Certain Trustees

While the Plan is in effect, the selection and nomination of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Company will be at the discretion of the Trustees then in office who are not “interested persons” (as defined in the 1940 Act) of the Company.

9.
Written Reports

While the Plan is in effect, the Company’s Board of Trustees will receive, and the Trustees will review, at least quarterly, written reports complying with the requirements of Rule 12b-1, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

10.
Preservation of Materials

The Company will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 9 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of (i) expiration of the Plan or agreement or (ii) such report.

IN WITNESS WHEREOF, the Company has executed this Plan as of the date first above written.

MACQUARIE INFRASTRUCTURE INCOME OPPORTUNITIES FUND

By:	/s/ Harlan Cherniak
Name: Harlan Cherniak
Title: Chief Executive Officer

Agreed and assented to:

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Paul Ames
Name: Paul Ames
Title: Head of Institutional Distribution,
CSG AMER

[Signature Page to Distribution and Shareholder Servicing Plan of the Registrant]

APPENDIX A

Class of Shares of Beneficial Interest	Distribution and/or Servicing Fee Rate
Class S Shares	0.85%
Class J Shares	0.50%
Class D Shares	0.25%

[Appendix A]